Fearless Films Boosts Leadership for Next Phase of Company Development

Toronto, Ontario ---(October 1, 2020 -Toronto) ---Fearless Films, Inc. (“Company”) (OTC: FERL) today announced a series of changes to its management as well as its Board of Directors. The changes are being made to accelerate the Company’s transition to full development its film production potential.

Victor Altomare, the principal shareholder of the Company will become the CEO and join the Board of Directors. Also joining the Board of Directors are Robert Davi and Goran Kalezic, both with extensive experience in the film industry.

Robert Davi is an award-winning actor, screenwriter, director, producer and jazz vocalist with over 140 film and TV credits. From his portrayal of the opera singing baddie in "The Goonies" and one of the most popular James Bond villains Franz Sanchez in "Licence to Kill" to FBI Special Agent Big Johnson in" Die Hard" or Al Torres in "Showgirls" to most recently Leo Marks in "The Iceman " Robert Davi is one of the film industry's most recognized tough guys. He has also starred in the small screen in hit shows like Profiler, Stargate Atlantis, Criminal Minds and CSI . He is also one of the top vocalists of our day in interpreting the Great American Songbook, playing to sold-out audiences at top venues like the Venetian in Las Vegas as a headliner, the Harry Chapin Theater in East Meadow, Long Island and the Orleans in Vegas. His debut album Davi Sings Sinatra - On the Road to Romance produced by Phil Ramone shot to number 6 for more than several weeks on Billboard's Jazz Charts.

Goran Kalezic is a writer and director, known for The Great Chameleon (2012) – recognized as a revolutionary comedy on major digital platforms, The Bartender (2005) – voted audience favourite at Indyfest, Bag the Wolf (2000) – played nationwide on primetime networks, and Only Minutes (1998) – Finalist at the Hollywood Film Festival. He is also the author of Dostoevsky's Anarchists: A Screenplay Adaptation of Dostoevsky's Demons (2018).

Victor Altomare is an actor, writer and producer. Mr. Altomare made his acting debut in the graveyard story in 1991.  Since then, he has appeared in over a dozen films, television and video game Productions.  During his 25-year acting career, Victor has worked with acclaimed Stars such as Stacy Keach, Robert Davi, and Nick Mancuso. Among the many productions in which he has had a significant role are The Great Chameleon, Graveyard Story and The Last King. His television credits include The My Ciccio show, Blue Murder or documentaries such as Mob Stories, Highlights of Victor’s Voice Talent credits include the acclaimed Resident Evil: Outbreak series, including Resident Evil: Outbreak file # 2.

Departing from the Board are Ann Gerrard and Dennis dos Santos, who is also stepping down from his role as CEO. The Company thanks both of them for their faithful service to the Company. Mr. dos Santos will remain with the Company in a consulting role, to assist the management team.

Victor Altomare, CEO of Fearless Films, Inc., founder and creative lead for the Company stated: “Our goal is to create an entertainment production company for the 21st century, one that allows full creative freedom to its talent and that is fearless in telling stories including those that may not be welcome at other production houses. To move the Company forward from this point requires many film industry skills; I’m thrilled that Robert and Goran will join me on the Board of Directors to bring their extensive knowledge of the film industry to Fearless and to help guide the next phase of the Company’s evolution.”

About Fearless Films, Inc.

Fearless Films, Inc. is an independent full-service production Company founded by award-winning actor/ producer Victor Altomare along with award-winning writer and director Goran Kalezic. The service scope specializes in short film and feature film production in addition to script writing, copywriting, fulfillment and distribution.

The Company trades on the OTC Pink tier of the OTC market. Investors can find stock price quotes and market Information for the Company at otcmarkets.com.

Visit us at: www.fearlessent.com

Forward-Looking Statements:
This press release may contain "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such statements include, but are not limited to, any statements relating to our growth strategy and product development programs and any other statements that are not historical facts. Forward-looking statements are based on management's current expectations and are subject to risks and uncertainties that could negatively affect our business, operating results, financial condition and stock price. Factors that could cause actual results to differ materially from those currently anticipated are: risks related to our growth strategy; risks relating to the results of film development activities; our ability to obtain, perform under and maintain financing and strategic agreements and relationships; uncertainties relating to audience acceptance of our entertainment products, our dependence on third-party suppliers; our ability to attract, integrate, and retain key personnel; the early stage of our business development; our need for substantial additional funds; government regulation; patent and intellectual property matters; competition; as well as other risks described in our SEC filings. We expressly disclaim any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in our expectations or any changes in events, conditions or circumstances on which any such statement is based, except as required by law.

Contact

Investor Relations

888 928-0184

info.fearlessent@gmail.com

SOURCE: Fearless Films, Inc.